Duesenberg Technologies Inc. No. 21, Denai Endau 3, Seri Tanjung Pinang, 10470 Tanjung Tokong, Penang, Malaysia

OTCQB: DUSYF

News Release

DUESENBERG APPOINTS NEW DIRECTORS

PENANG, MALAYSIA - (February 8, 2021) The Board of Directors of Duesenberg Technologies Inc. (OTCQB: DUSYF) (the “Company” or “Duesenberg”), an OTCQB-listed issuer, is pleased to announce the appointment of Mr. Allen Chee Wai Hong and Mr. Carl Jürgen Barth to act as Directors of the Company.

Mr. Chee Wai Hong was born in Malaysia and is currently a practicing Advocate & Solicitor there. Mr. Chee graduated with a law degree from University of London and obtained a Master’s Degree in Business Administration (Finance) from Northern University of Malaysia. Mr. Chee is also a qualified Chartered Accountant being a Fellow of the Association of Chartered & Certified Accountants (United Kingdom), a member of Malaysian Institute of Accountants and is a member of the Malaysian Bar. Mr. Chee practices actively in the area of corporate law and litigation and has extensively advised many publicly listed companies in Malaysia and Singapore. He has helmed executive and independent directorship positions in several publicly listed companies in Malaysia.

Mr. Jürgen Barth hails from Thum, Saxony, Germany and is a German engineer and successful race car driver. Mr. Barth won the 1977 24 Hours Le Mans in a Porsche 936, the 1980 1,000 km Nürburgring and the 2014 CER Championship with a Porsche 911 Carrera RSR 3.0. In 1982 Mr. Barth served as Director of Porsche Customer Racing and headed a new department in Weissach for the manufacture and sale of Porsche Groupe C and 911 race cars. Mr. Barth served as President of the FIA Sports Car Commission from 1982-1986, is the originator of the OSCAR Organization for Groupe C racing, 1984-1989, is a Permanent Steward of the German DTM Championship, and from 1999 to 2015 was the representative of the Manufactures in the FIA Historic Commission as well as the 2017 Race Director for the LMP3 Series in China, just to list a few of his accolades. Mr. Barth is also a distinguished author having written over 10 books about Porsche Racing Cars with the most important being “The Porsche Book”, a 3 Volume and 1,550-page set.

CEO, Joe Lim, commented, “We are proud to continue the Duesenberg legacy, where two German Brothers came to America to challenge and conquer the automotive world. We have put together a highly skilled management team with great experience and understanding of the landscape of the world’s most exclusive automakers, and who are motivated to follow our famous heritage ancestors. Both Ian Thompson, our Chief Technology Officer, and Brendan Norman, our Chief Strategy Officer, have extensive experience in senior positions with the world’s greatest automotive brands; Chris Reitz brings to the Company world-leading skills in automotive design. Our new board member’s, Mr. Chee Wai Hong’s, vast experience in the publicly listed companies and a Motorsport Legend Mr. Jürgen Barth continue to ensure the purity of Duesenberg, as one of the world’s most significant automotive bands. Having once conquered the motor racing and high-end luxury automotive world, we are now back to conquer the world of electric cars.”

About Duesenberg Technologies Inc.

Duesenberg Technologies Inc. (fka VGrab Communications Inc.) was established out of the collective ambition of investors experienced in the online business and marketing. Our goal was to help entrepreneurs and businesses turn their own ideas and visions into successful companies. With the name change on December 23, 2020, the Company added environmentally friendly technologies to its business strategy. Duesenberg Technologies’ goal is to be climate neutral across its full value chain, in line with the goals set by the Paris Agreement. The Company is committed to energy resiliency through Development in Energy Transition Goal. This strategy identifies an immediate and urgent need to reduce greenhouse gas emissions to help mitigate the effects of climate change, reduce energy use, and improve air quality. The Company is posed to play a vital role in supporting all three of these objectives by reducing the environmental impact through manufacturing a new type of luxury electric vehicles.

On behalf of the Board of Directors,

Lim Hun Beng, President

CONTACT INFORMATION

Duesenberg Technologies Inc.

+1-236-304-0299

contactus@duesenbergtech.com

Forward-looking Information Cautionary Statement

Except for statements of historic fact, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements are based on the opinions and estimates at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements including, but not limited to delays or uncertainties with regulatory approvals and research and development of an Electric Vehicle. There are uncertainties inherent in forward-looking information, including factors beyond the Company’s control. There are no assurances that the business plans for the Company as described in this news release will come into effect on the terms or time frame described herein. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. Additional information identifying risks and uncertainties that could affect financial results is contained in the Company’s filings, which are available at www.sec.gov. We seek safe harbour..